July 12, 2017

I.D. Systems, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Ladies and Gentlemen:

We are acting as counsel to I.D. Systems, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 2,608,695 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), including up to 391,304 shares of Common Stock that may be sold upon the exercise of an over-allotment option (collectively, the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-217968) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on May 18, 2017, the related prospectus included therein (the “Base Prospectus”), and the prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Amended and Restated Certificate of Incorporation of the Company, (v) the Amended and Restated By-laws of the Company, together with all amendments thereto and (vi) certain resolutions of the board of directors of the Company (the “Board”) and the pricing committee of the board, relating to the issuance, sale and registration of the Shares. In addition, we have examined and relied upon such corporate records of the Company, and have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized by the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Base Prospectus and the Prospectus Supplement, will be legally issued, fully paid and nonassessable.

July 12, 2017

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP
OLSHAN FROME WOLOSKY LLP